Exhibit 8.1

Reed Smith LLP

1301 K Street, N.W.

Suite 1100 - East Tower

Washington, D.C. 20005-3373

+1 202 414 9200

Fax +1 202 414 9299

reedsmith.com

April 13, 2016

Teucrium Commodity Trust

232 Hidden Lake Road, Building A

Brattleboro, VT  05310

RE: REGISTRATION STATEMENTS ON FORM S-1 (File Nos. 333-210010, 333-201953, 333-196209, 333-196211, and 333-196210)

Ladies and Gentlemen:

We have acted as tax counsel to Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”) with respect to certain legal matters in connection with the offer and sale (the “Offerings”) of common units representing fractional and undivided beneficial interests (the “Shares”) of the Teucrium Corn Fund, Teucrium Agricultural Fund, Teucrium Wheat Fund, Teucrium Sugar Fund, and Teucrium Soybean Fund  (the “Funds”), each a series of the Trust. We have also participated in the preparation of the registration statements on Form S-1 relating to each such Fund (each, a “Registration Statement”), with respect to each of which this opinion is being filed as an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in each Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Shares pursuant to the Offerings.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if the matter were litigated.

We hereby consent to the filing of this opinion as an exhibit to each Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of a Registration Statement.

Respectfully submitted,

/s/ Reed Smith LLP

Reed Smith LLP

LNH/AEG/WTC/PCH/JAC